Exhibit 10.1

Transitional Retirement Agreement

This Transitional Retirement Agreement is made and entered into effective November 1, 2019, by and among Lakeland Financial Corporation, an Indiana corporation (the “Company”), Lake City Bank, an Indiana chartered bank with its main office located in Warsaw, Indiana (the “Bank”), and Kevin Deardorff (the “Executive,” and together with the Company and the Bank, the “Parties”).

Recitals

A.                Executive is currently employed as the Executive Vice President, Retail Banking Administration of the Company and the Bank.

B.                 Executive and the Company are parties to that certain Change in Control Agreement, dated as of March 1, 2016 (the “CIC Agreement”).

C.                Executive and the Company have discussed Executive’s retirement from the Company and the benefit of continuing Executive’s employment for a period of time to facilitate a smooth transition of Executive’s duties and responsibilities.

D.                The Company desires, with Executive’s assistance, to implement a succession plan with respect to Executive’s employment, and Executive desires to provide such assistance.

E.                 The Company and the Bank desire to continue to employ Executive pursuant to the terms of this Agreement and Executive desires to continue to be employed by the Company pursuant to such terms until Executive’s retirement.

F.                 The Parties have made commitments to each other on a variety of important issues concerning Executive’s employment, including the performance that will be expected of Executive, the compensation Executive will be paid, how long and under what circumstances Executive will remain employed, and the financial details relating to any decision that either the Company or Executive may make to terminate this Agreement and Executive’s employment with the Company.

G.                The Parties desire to enter into this Agreement as of the Effective Date and, to the extent provided herein, to have this Agreement supersede all prior employment agreements or change in control agreements between the Parties, whether or not in writing, and to have any such prior agreements become null and void as of the Effective Date.

Agreement

In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:

Section 1.                  Prior Agreements. As of the Effective Date, this Agreement shall supersede and replace any and all prior agreements respecting Executive’s employment by, or service to, the Company, as may from time to time have been made by and between the Parties, whether or not in writing, including without limitation the CIC Agreement; provided, however, that any vested benefits due to Executive pursuant to any pension plan, welfare benefit plan, or any other employee benefit plan shall continue to be available to Executive subject to the terms and conditions of the applicable plan as may be in effect from time to time.

Section 2.                  Employment Period and Duties. Executive’s employment with the Company shall continue for the period commencing on the Effective Date and ending on June 30, 2021 (the “Retirement Date, and such period between the Effective Date and the Retirement Date, the “Employment Period”).

(a)                  Executive shall continue to provide all current services as the Executive Vice President, Retail Banking Administration until December 31, 2019 (the “Succession Date,” and such period between the Effective Date and the Succession Date, the “EVP Period”). Executive’s principal responsibility during the EVP Period will be the transition of his role and responsibilities to the Senior Vice President, Retail Banking (the “SVP”). Executive shall also actively participate in the completion of the 2020 budget and strategic initiatives.

(b)                  Following the Succession Date through the Retirement Date (such period, the “Advisor Period”), Executive shall serve as the Retail Banking Advisor. During the Advisor Period, Executive will be a full-time, non-executive employee. Executive’s duties during the Advisor Period shall include advising the President and Chief Executive Officer of the Company and the Bank, advising and regularly meeting with the SVP, actively participating in community events for the Bank, and continuing to serve on community boards as a representative of the Bank.

Section 3.                  Compensation and Benefits. During the Employment Period, the Company shall compensate Executive for Executive’s services as follows:

(a)               Annual Base Salary. Executive shall be paid a base salary at the following annual rates in accordance with the normal payroll practices of the Company then in effect (the “Annual Base Salary”), subject to any increase as determined by the Board of Directors of the Company (the “Board”) in its sole discretion. From the Effective Date until December 31, 2020, Executive’s Annual Base Salary rate shall be two hundred and fifty-three thousand dollars ($253,000). From January 1, 2021 through the Retirement Date, Executive’s Annual Base Salary rate shall be one hundred and twenty-six thousand five hundred dollars ($126,500).

(b)               Annual Incentive Bonus. Executive shall continue to be eligible to receive performance-based annual incentive bonuses (each, the “Incentive Bonus”) from the Company. The Incentive Bonus shall be established and determined in accordance with the Company’s annual cash incentive plan, as may be in effect from time to time, or otherwise as determined by the Board, provided that the target level of the Incentive Bonus shall be forty percent (40%) of the Annual Base Salary then in effect. The Incentive Bonus for 2021 shall be prorated based on the number of days worked during 2021 through the Retirement Date.

(c)               Long Term Incentive Plan. Executive shall be entitled to receive equity-based awards for the 2019-2021 (“Plan 14”) and 2020-2022 (“Plan 15”) Performance Periods under, and subject to the terms of, the Company’s 2017 Equity Incentive Plan (the “Equity Plan”). Executive shall not be entitled to receive an equity-based award for the 2021-2023 Performance Period. The target number of shares for Plan 14 and Plan 15 awards shall be five thousand four hundred (5,400) shares. Such awards will vest as of the Retirement Date on a pro rata basis (based upon the number of days employed during the applicable Performance Periods) at one hundred percent (100%) of realized performance for the target number of shares. Executive’s currently outstanding awards for the 2017-2019 and 2018-2020 Performance Periods shall continue to vest and become payable as long as Executive remains an employee of the Company through the end of the applicable Performance Periods.

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(d)               Employee Benefits. Executive and Executive’s dependents, as the case may be, shall be eligible to participate, subject to the terms thereof, in all tax qualified retirement and similar benefit plans and all medical, dental, disability, group and executive life, accidental death and travel accident insurance, holiday and other paid time off policies, and other similar welfare benefit plans of the Company as may be in effect from time to time with respect to senior executives employed by the Company, on as favorable a basis as other similarly situated and performing executives.

Section 4.                  Termination.

(a)                  In the event of a Termination, as defined in CIC Agreement, or a termination of Executive’s employment due to death or Disability (as defined in the Equity Plan) this Agreement and the obligations and benefits hereunder shall remain in full force and effect as if Executive was employed through the Retirement Date.

(b)                  In the event Executive’s employment is terminated by the Company for Cause or Executive resigns other than for Good Reason (each as defined in CIC Agreement), the Company shall have no further obligations to Executive (except payment of the Annual Base Salary accrued through the date of the said termination), and the Company shall continue to have all other rights available hereunder, including all rights under Section 6.

Section 5.                  Release. In exchange for the benefits set forth in this Agreement, within twenty-one (21) days following the Retirement Date, or upon a Termination, if applicable, Executive shall execute and return to the Company a general release and waiver, in a form acceptable to the Company.

Section 6.                  Post-Termination Covenants. Section 6 of the CIC Agreement is fully incorporated by reference as if fully restated herein and shall remain in full force and effect; provided, however, that for purposes of this Agreement, the term “Restricted Period” as used therein shall mean the period during the Executive’s employment with the Company and any affiliate and for five (5) years immediately following the termination of the Executive’s employment for any reason.

Section 7.                  Governing Law. This Agreement shall be governed by and construed under the laws of the State of Indiana, without regard to principles of conflict of laws (whether in the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Indiana.

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Section 8.                  Choice of Venue and Consent to Jurisdiction. Each Party hereby irrevocably submits to the exclusive jurisdiction of the courts located in the City of Warsaw, Indiana, if such courts have or can acquire jurisdiction, and if such jurisdiction does not exist and cannot be acquired, to the exclusive jurisdiction of the United States District Court serving the City of Warsaw, Indiana, for the purpose of any suit, action, or other proceeding arising out of or based on this Agreement or any other agreement contemplated hereby or any subject matter hereof, whether in tort, contract, or otherwise.

Section 9.                  Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation, or ruling.

Section 10.              No Assignment. Executive’s right to receive benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest, or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this Section 10, the Company and its affiliates shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

Section 11.              Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors, and assigns.

Section 12.              Amendment. This Agreement may not be amended or modified except by written agreement signed by the Parties.

Section 13.              Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.

Section 14.              Code Section 409A.

(a)               To the extent any provision of this Agreement or action by the Company would subject Executive to liability for interest or additional taxes under Code Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Company. It is intended that this Agreement will comply with Code Section 409A, and this Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent. Notwithstanding any provision of this Agreement to the contrary, no termination or similar payments or benefits shall be payable hereunder on account of a Termination unless such Termination constitutes a “separation from service” within the meaning of Code Section 409A. For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv). This Agreement may be amended to the extent necessary (including retroactively) by the Company to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of this Agreement. This Section 13 shall not be construed as a guarantee of any particular tax effect for Executive’s benefits under this Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code.

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(b)               Notwithstanding any provision of this Agreement to the contrary, if Executive is determined to be a Specified Employee as of the Termination Date, then, to the extent required pursuant to Code Section 409A, payments due under this Agreement that are deemed to be deferred compensation shall be subject to a six-month delay following the Termination Date; and all delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the Termination Date (or, if earlier, as of Executive’s death), with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six-month period. Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the Termination Date shall be paid to Executive in accordance with the payment schedule established herein.

Section 15.              Survival. The provisions of Section 6 shall survive the termination of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, each of the Company and the Bank has caused this Agreement to be executed in its name and on its behalf, and Executive acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, all as of the Effective Date.

LAKELAND FINANCIAL CORPORATION

By:

Print Name:

Title:

LAKE CITY BANK

By:

Print Name:

Title:

Kevin Deardorff

By:

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